TOWN & COUNTRY CORPORATION                                            EXHIBIT 11
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                        Earnings Per Share Computations
                                  (Unaudited)

                              For the Three Months Ended     For the Six Months Ended
                               August 27,     August 28,      August 27,     August 28,
                                  1995           1994            1995           1994

PRIMARY EPS:
Net loss                    $   (4,181,012)$   (7,169,427) $   (4,695,436)$   (9,647,390)
Accretion of discount
  and dividends
  on preferred stocks              287,304        479,552         531,039        946,748
Loss attributable to common
  stockholders              $   (4,468,316)$   (7,648,979) $   (5,226,475)$  (10,594,138)

Weighted average common
  shares outstanding            23,774,892     23,430,390      23,675,234     23,428,492
Weighted shares issued
  from exercise and
  assumed execise of:
   warrants                         --             --              --             --
   options                          --             --              --             --
Shares for EPS
  calculation                   23,774,892     23,430,390      23,675,234     23,428,492



REPORTED EPS:
Net loss                    $        (0.18)$        (0.31) $        (0.20)$        (0.41)
Accretion of discount
  and dividends
  on preferred stocks                (0.01)         (0.02)          (0.02)         (0.04)
Loss per common share       $        (0.19)$        (0.33) $        (0.22)$        (0.45)


FULLY DILUTED EPS:

For the periods presented in this exhibit, there is no dilution from Primary
EPS.





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This exhibit should be reviewed in conjunction with Note 4 of Notes to
Consolidated Financial Statements.